As filed with the Securities and Exchange Commission on May 5, 2023
Registration Statement No. 333-256497
333-231641
333-238793
333-225110
333-215206
333-188803
333-161109
333-136391
333-109794
333-57978

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-256497
FORM S-8 REGISTRATION STATEMENT NO. 333-231641
FORM S-8 REGISTRATION STATEMENT NO. 333-238793
FORM S-8 REGISTRATION STATEMENT NO. 333-225110
FORM S-8 REGISTRATION STATEMENT NO. 333-188803
FORM S-8 REGISTRATION STATEMENT NO. 333-109794
FORM S-8 REGISTRATION STATEMENT NO. 333-57978

POST-EFFECTIVE AMENDMENT NO. 3 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-215206
FORM S-8 REGISTRATION STATEMENT NO. 333-136391

POST-EFFECTIVE AMENDMENT NO. 4 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-161109

UNDER THE SECURITIES ACT OF 1933

Invacare Corporation (Exact name of registrant as specified in its charter)
Ohio (State or other jurisdiction of incorporation or organization)	95-2680965 (I.R.S. Employer Identification No.)

One Invacare Way
Elyria, Ohio 44035
(440) 329-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________
Invacare Corporation 2018 Equity Compensation Plan
Invacare Corporation 2013 Equity Compensation Plan
Invacare Corporation 2003 Performance Plan
Invacare Corporation 1994 Performance Plan
(Full title of the plans)
__________________
Anthony C. LaPlaca
Senior Vice President, General Counsel,
Chief Administrative Officer and Secretary
Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
(440) 329-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________
Copy to:
Timothy Cruickshank
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4794

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments are being filed by Invacare Corporation (the “Company”) to deregister all shares of common stock, without par value (“Common Stock”), of the Company remaining unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):
(1)    Registration Statement on Form S-8 (No. 333-256497), pertaining to the registration of 2,500,000 shares of Common Stock for the Invacare Corporation 2018 Equity Compensation Plan, which was filed with the SEC on May 26, 2021;
(2)    Registration Statement on Form S-8 (No. 333-238793), pertaining to the registration of 2,404,079 shares of Common Stock for the Invacare Corporation 2018 Equity Compensation Plan, which was filed with the SEC on May 29, 2020;
(3)    Registration Statement on Form S-8 (No. 333-231641), pertaining to the registration of 3,000,000 shares of Common Stock for the Invacare Corporation 2018 Equity Compensation Plan, which was filed with the SEC on May 21, 2019;
(4)    Registration Statement on Form S-8 (No. 333-225110), pertaining to the registration of 4,026,599 shares of Common Stock for the Invacare Corporation 2018 Equity Compensation Plan, which was filed with the SEC on May 22, 2018;
(5)    Registration Statement on Form S-8 (No. 333-215206), pertaining to the registration of 2,325,365 shares of Common Stock for the Invacare Corporation 2013 Equity Compensation Plan, which was filed with the SEC on December 21, 2016;
(6)    Registration Statement on Form S-8 (No. 333-188803), pertaining to the registration of 4,460,337 shares of Common Stock for the Invacare Corporation 2013 Equity Compensation Plan, which was filed with the SEC on May 23, 2013;
(7)    Registration Statement on Form S-8 (No. 333-161109), pertaining to the registration of 3,000,000 shares of Common Stock for the Invacare Corporation 2003 Performance Plan, which was filed with the SEC on August 6, 2009;
(8)    Registration Statement on Form S-8 (No. 333-136391), pertaining to the registration of 1,800,000 shares of Common Stock for the Invacare Corporation 2003 Performance Plan, which was filed with the SEC on August 8, 2006;
(9)    Registration Statement on Form S-8 (No. 333-109794), pertaining to the registration of 2,000,000 shares of Invacare Corporation 2003 Performance Plan, which was originally filed with the SEC on October 17, 2003;
(10)    Registration Statement on Form S-8 (No. 333-57978), pertaining to the registration of 3,500,000 shares of Common Stock for the Invacare Corporation 1994 Performance Plan, which was filed with the SEC on March 30, 2001;
On January 31, 2023, the Company and two of its U.S. direct subsidiaries filed voluntary petitions under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption “In re Invacare Corporation, et. al.” On May 5, 2023, the Company emerged from the Chapter 11 Cases pursuant to that certain First Amended Joint Chapter 11 Plan of Invacare Corporation and Its Debtor Affiliates, which was confirmed by the Bankruptcy Court on April 28, 2023.
In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Elyria, Ohio, on May 5, 2023.

INVACARE CORPORATION
(Registrant)

Date: May 5, 2023	By:	/s/ Anthony C. LaPlaca
	Name:	Anthony C. LaPlaca
	Title:	Senior Vice President, General Counsel,
Chief Administrative Officer and Secretary

    No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.